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                                                                   EXHIBIT 10.28

                                [PRESS RELEASE]

SOURCE: OMNI NUTRACEUTICALS, INC.

COMPANY EXPLAINS TEMPORARY TRADING HALT

LOS ANGELES, Nov. 8 /PRNewswire/ -- Omni Nutraceuticals, Inc. (Nasdaq: ZONE -
NEWS) today announced that the Nasdaq stock market has halted the trading in the shares of the company's stock until the company has satisfied a request for additional information. A spokesperson for the supplier of natural consumer health products said the halt was related to Omni's announcement, made back on October 17 and in an 8-K filing on November 2, that previously reported financial results would require restatement due to arrangements made by former employees with certain customers resulting in the company's former auditors withdrawing their opinion for the company's fiscal 1999 financial statements. The spokesperson added that the company was in the process of preparing restated financial statements with the assistance of its former and current auditors and should be in a position to file corrective disclosure shortly. The last trade in ZONE was at $1.31 prior to the halt, which was up 6 cents from Monday's close. Some information herein may be forward-looking and reflect management's view of future events that involve risk or uncertainty. Some factors that could cause actual results to differ materially include: economic conditions and developments within the industry; competition and pricing pressures; length of the sales cycle; and management continuity.

Omni's corporate web site is at WWW.OMNINUTRA.COM and Omni's primary e-commerce web site is at WWW.HEALTHSHOP.COM.

CONTACT: John Liviakis of Liviakis Financial Communications, Inc., 415-389-4670, or fax, 415-389-4694, or MOREINFO@LFCNET.COM, for Omni Nutraceuticals, Inc.

SOURCE: OMNI NUTRACEUTICALS, INC.